THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of October 31, 2014, by and between SIGMATRON INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower and Bank entered into that certain Credit Agreement dated January 8, 2010 (the “Original Credit Agreement”) pursuant to which Bank extended credit to Borrower.

Borrower and Bank entered into that certain Amended and Restated Credit Agreement dated January 31, 2011 (as further amended from time to time, the “Amended and Restated Credit Agreement”) amending and restating the Original Credit Agreement and pursuant to which Bank continued to extend credit to Borrower.

Borrower and Bank entered into that certain Second Amended and Restated Credit Agreement dated October 24, 2013 (as further amended from time to time, the “Second Amended and Restated Credit Agreement”) amending and restating the Amended and Restated Credit Agreement and pursuant to which Bank continued to extend credit to Borrower.

Borrower has requested that Bank extend or continue credit to Borrower, and Borrower and Bank have agreed to further amend and restate the Second Amended and Restated Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.LINE OF CREDIT.

(a)Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 31, 2017, not to exceed at any time the aggregate principal amount of the lesser of Thirty Million Dollars ($30,000,000.00) and the Borrowing Base (the “Line of Credit”), the proceeds of which shall be used to finance Borrower's working capital requirements and for general corporate purposes.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by an amended and restated promissory note dated as of October 31, 2014 (as may be further amended, amended and restated, or otherwise modified from time to time, the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby and sight commercial letters of credit for the account of Borrower (“Subfeature LCs”); provided however, that the aggregate undrawn amount of all outstanding Subfeature LCs shall not at any time exceed Two Million Dollars ($2,000,000.00).  The form and substance of each Subfeature LC shall be subject to approval by Bank, in its sole discretion.  Each standby letter of credit shall be issued for a term not to exceed three hundred sixty five (365) days and each sight commercial letter of credit shall be issued for a term not to exceed ninety (90) days, as designated by Borrower.  The undrawn amount of all Subfeature LCs shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Subfeature LC shall be subject to the additional terms and conditions of Bank's standard Standby Letter of Credit agreement or Commercial Letter of Credit agreement as applicable, and all applications and related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Subfeature LC shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

(c)Overadvance Subfeature. As a subfeature under the Line of Credit, Bank hereby agrees to make advances to Borrower from time to time up to and including October 30, 2015, not to exceed at any time the aggregate principal amount of Five Million Dollars ($5,000,000.00) (the “Overadvance Sublimit”). Bank hereby agrees to make advances up to the Overadvance Sublimit (each such advance, an “Overadvance”), notwithstanding  that any of the other applicable conditions precedent set forth in Section 3.2 hereof have not been satisfied, to the extent of a monetary amount not to exceed the Overadvance Sublimit.

(d)Borrowing and Repayment; Borrowing Base.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note or any other document or instrument required hereby; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the lesser of (i) the maximum principal amount available thereunder, as set forth above, or (ii) the Borrowing Base (as defined below).

(e)Borrowing Base Defined Terms. Each defined term set forth below has its meaning wherever used in this Agreement as follows:

(i)“Account” has the meaning assigned to such term in the UCC.

(ii)“Account Debtor” means the Person or entity who is obligated on or under any of Borrower’s Accounts.

(iii)“Borrowing Base” is defined, on any given date, without duplication, as an amount equal to the sum of (A) and (B) below:

A.an amount equal to 85% of the face amount (less reserves, maximum discounts, credits and allowances that may be taken by or granted in each case by Borrower to the Account Debtor thereof in connection therewith) of all existing Eligible

Third Amended and Restated Credit Agreement

Accounts that are set forth in the Borrowing Base Certificate then most recently delivered by Borrower to Bank; and

B.an amount equal to 40% of the Value of all Eligible Inventory as set forth in the Borrowing Base Certificate then most recently delivered by Borrower to Bank less any reserves established pursuant to an agreement between Borrower and Bank; provided, however, that such amount shall on any given date be equal to or less than 50% of the total Borrowing Base.

(iv)“Borrowing Base Certificate” means a certificate setting forth Borrower’s Borrowing Base as of the date of such certificate substantially in the form of Exhibit A.

(v)“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such a day on which dealings are carried on in the London interbank market.

(vi)“Eligible Account” means any of Borrower’s Accounts that meet each of the following requirements:

A.it arises from either (a) the performance of services by Borrower, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto or (b) the sale or lease of goods by Borrower, and if it arises from the sale of goods, such goods have been shipped or delivered to the Account Debtor thereof;

B.it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any reserve, discount, credit, allowance (except any reserve, discount, credit or allowance that has been deducted in computing the net amount thereof), offset, counterclaim or other defense on such Account Debtor’s part or to any claim on such Account Debtor’s part denying liability thereunder in whole or in part, but only to the extent of such offset, counterclaim, defense or claim;

C.it is subject to a perfected Lien in Bank’s favor and is not subject to any other Lien whatsoever, except for Permitted Liens;

D.it is evidenced by an invoice (dated not later than the date of shipment to the Account Debtor or performance and having a due date not more than thirty (30) days after the date of invoice) rendered to such Account Debtor, and is not evidenced by any instrument or chattel paper unless such instrument or chattel paper is delivered to Bank;

E.it is payable in Dollars;

F.it is not owing by any Governmental Authority unless rights to payment have been assigned to Bank pursuant to the Assignment of Claims Act of

Third Amended and Restated Credit Agreement

1940, 31 USC § 3272 et seq and 41 USC § 15 et seq or pursuant to an analogous state or local law;

G.it is not owing by any Account Debtor located outside the United States, unless the sale of goods giving rise to such Account is credit enhanced by means of a letter of credit, bankers’ acceptance, insurance or other credit support that is satisfactory to Bank;

H.it is not owing by any Account Debtor involved in any Insolvency Proceeding unless such Account arose with the written consent of Bank after the occurrence of such Insolvency Proceeding;

I.it is not owing by any employee, affiliate, partner, member, shareholder, parent or Subsidiary of Borrower;

J.it is not unpaid more than ninety (90) days after the invoice date;

K.it is not owing by an Account Debtor that shall have failed to pay in full any invoice evidencing any Account within ninety (90) days after the due date of such invoice, unless the total invoice amounts of such Account Debtor that have not been paid within ninety (90) days of the due date of such invoice represent less than twenty percent (20%) of the total invoice amounts then outstanding of such Account Debtor;

L.it is owing by an Account Debtor for which the aggregate invoice amounts of the Accounts then owing by such Account Debtor do not exceed twenty-five percent (25%) of the total invoice amounts then outstanding of all of the Borrower’s Accounts, but only to the extent of such excess;

M.it is not an Account arising in a transaction where goods are sold on consignment or are sold pursuant to a sale on approval, sale or return, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional. Provided the foregoing is true and that all other clauses of this definition of Eligible Account have been satisfied,  an Account arising in a transaction where (i) goods have been sold to an Account Debtor from Inventory held by such Account Debtor at the Account Debtor’s place of business, and (ii) such Account Debtor holds such Inventory pursuant to a written agreement between Borrower and such Account Debtor (an “Account Debtor Agreement”), which agreement has been provided to Bank, shall constitute an Eligible Account;

N.it is not owing by an Account Debtor resident in a State denying creditors access to its courts in the absence of qualification to transact business therein or the filing of a so called “notice of business activities report” or similar filing, unless Borrower has taken all action required by the jurisdiction in question to have access to its courts; and

O.it is not an Account as to which Bank, at any time or times hereafter, determines, in its reasonable commercial judgment and in good faith, that the prospect of payment or performance by the Account Debtor thereof is or will be impaired in any material

Third Amended and Restated Credit Agreement

respect, provided that Bank gives Borrower at least ten (10) days advance notice of such determination.

An Account of Borrower that is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account; provided, however, that if such an ineligible Account subsequently meets all of the foregoing requirements, it shall again be deemed an Eligible Account.

(vii)“Eligible Inventory” means Borrower’s Inventory that meets each of the following requirements:

A.it is finished goods, works in process, or raw materials, and, in the case of finished goods, is in such condition that it may be sold in the ordinary course of Borrower’s business;

B.in the case of goods held for sale, it is new and unused (except as Bank may otherwise consent in writing);

C.it is owned by Borrower and is subject to a perfected Lien in Bank’s favor and is not subject to any other Lien whatsoever, except for Permitted Liens;

D.if manufactured by Borrower, it has been produced by Borrower in compliance with the Fair Labor Standards Act of 1938, if applicable;

E.it is not defective and is not subject to any product warranty claim that in Bank’s reasonable judgment materially and adversely affects the value thereof;

F.it is not rejected, returned, “dropship” items returned to stock, consigned Inventory or Inventory sold on a sale or return or sale on approval basis;

G.it is available, or will be made available, for sale in the ordinary course of business of Borrower and is not excess, obsolete or slow moving in the ordinary course of Borrower’s business except to the extent subject to customer agreements provided to Bank to buy back such items;

H.it is located (i) only at premises owned or leased by Borrower within the United States, or (ii) is held by an Account Debtor at one or more places of business of such Account Debtor in the United States if Borrower has delivered to Bank the corresponding Account Debtor Agreement and the Account Debtor has executed and delivered a Waiver Letter in form and substance satisfactory to Bank; provided, however, that in the case of clause (ii) hereof, all Inventory of Borrower located at the place of business of any Account Debtor in the United States shall not exceed twenty-five percent (25%) of Borrower’s total Inventory;

I.it is not covered by a Document unless the Document is in the possession and control of Bank;

Third Amended and Restated Credit Agreement

J.it is not in the possession of a bailee, warehouse or other third party unless Bank has received from such party assurances as to access, disposition and claims to Inventory acceptable to Bank in its sole and absolute discretion including, without limitation, bailee, landlord’s or warehousemen’s letters or collateral access agreements from such parties in favor of Bank  (“Waiver Letters”); and

K.Bank, in its reasonable judgment and in good faith, has not determined that it is unacceptable in any material respect due to type and/or category.

Any of Borrower’s Inventory that is Eligible Inventory at any time, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory; provided, however, that if such ineligible Inventory subsequently meets all of the foregoing requirements, it shall again be deemed to be Eligible Inventory.

(viii)“Inventory” has the meaning assigned to such term in the UCC.

(ix)“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as “debtor,” and not as “lessee,” “bailee,” “consignee” or words of similar import, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

(x)“Permitted Lien” shall have the meaning assigned to such term in Section 5.7 hereof.

(xi)“Subsidiary” of an entity means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the entity, or one or more of the Subsidiaries of the entity, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.

(xii)“UCC” means the Uniform Commercial Code as in effect in the State of Illinois.

(xiii)“U.S. Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

Third Amended and Restated Credit Agreement

(xiv)“Value” means, with respect to any Inventory or other goods, Borrower’s cost thereof calculated on a first-in, first-out basis in accordance with GAAP; deductions and other adjustments that Borrower has historically made from the value of Inventory as set forth on Borrower’s balance sheet to determine the value of Inventory per Borrower’s perpetual inventory system (including, without limitation, deductions and other adjustments relating to freight-in charges, capitalization charges, staged inventory, inventory in transit and raw materials inventory) shall continue to be made in determining the Value of Inventory.

(f)Mandatory Repayment: Borrowing Base Deficiency. If at any time the sum of the unpaid principal balance of the Line of Credit (excluding any available Overadvance) then outstanding shall be in excess of the Borrowing Base based on the most recent Borrowing Base Certificate, Borrower shall immediately and without notice or demand pay over the amount of the excess to Bank as and for a mandatory repayment on such obligations of Borrower subject hereto, with each such repayment first to be applied to the Line of Credit.

(g)Permanent Reduction of the Line of Credit. Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to Bank, to permanently reduce, without premium or penalty, (i) the entire Line of Credit at any time or (ii) portions of the Line of Credit, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

SECTION 1.2.TERM LOANS.

(a)Term Loan A.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount as calculated below (“Term Loan A”), the proceeds of which shall be used to refinance Borrower's outstanding credit accommodations and finance office and warehouse facilities in Elk Grove Village, Illinois.  Borrower's obligation to repay the Term Loan A shall be evidenced by a promissory note dated as of January 31, 2011 (as may be amended, amended and restated, or otherwise modified from time to time, “Term Note A”), all terms of which are incorporated herein by this reference.  The Term Loan A shall be in an amount equal to $2,500,000.00.

(b)Term Loan B.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount as calculated below (“Term Loan B” and together with Term Loan A, collectively referred to as “Term Loan”), the proceeds of which shall be used to refinance Borrower's outstanding credit accommodations and finance office and warehouse facilities in Elgin, Illinois (the “Elgin Property”).  Borrower's obligation to repay the Term Loan B shall be evidenced by a promissory note dated as of October 24, 2013 (as may be amended, amended and restated, or otherwise modified from time to time, the “Term Note B” and, together with Term Note A, collectively referred to as the “Term Note”), all terms of which are incorporated herein by this reference.  The Term Loan B shall be in an amount equal to $1,275,000.00.

(c)Repayment.  The principal amount of each of Term Loan A and Term Loan B shall be repaid in accordance with the provisions of Term Note A and Term Note B respectively.

Third Amended and Restated Credit Agreement

(d)Prepayment.  Borrower may prepay principal on Term Loan A or Term Loan B in whole or in part, and solely in accordance with the provisions of Term Note A and Term Note B respectively.

SECTION 1.3.INTEREST/FEES.

(a)Interest.  The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)Arrangement Fee.  Bank has acknowledged that Borrower has paid to Bank a $10,000.00 non-refundable arrangement fee.

(d)Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance of each standby letter of credit issued under any credit subject hereto at the rate of 2.25% per annum (computed on the basis of a 360-day year, actual days elapsed) of the average daily stated amount of all such letters of credit, (ii) fees upon the issuance of each commercial letter of credit issued under any credit subject hereto at a rate per annum to be determined upon the issuance of such letter of credit, and (iii) fees upon the payment or negotiation of each drawing under any letter of credit referenced in the foregoing clauses (i) and (ii) and fees upon the occurrence of any other activity with respect to any such letter of credit (including without limitation, the transfer, amendment or cancellation of any such letter of credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

(e)Unused Fee.  Commencing on the date hereof, Borrower shall pay to Bank a non-refundable fee (the “Unused Fee”) to be calculated at the rate of .125% per annum on the aggregate unused portion of the Line of Credit. The Unused Fee shall be payable in arrears on the last Business Day of each fiscal quarter during the term of this Agreement commencing on October 31, 2014 and ending on the date upon which all obligations of Borrower arising under the Line of Credit Note shall have been indefeasibly and irrevocably paid and satisfied in full, all Subfeature LCs have been terminated or expired, all Overadvances have been paid in full, and the Line of Credit has been terminated.

(f)Upfront Fee. Bank has acknowledged that Borrower has paid to Bank on the date hereof a $30,000.00 non-refundable upfront fee.

SECTION 1.4.COLLECTION OF PAYMENTS.  Except to the extent expressly specified otherwise in any Loan Document (as defined in Section 2.2 hereof) other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by charging any deposit account maintained by Borrower with Bank for the full amount thereof.  Should there be insufficient funds in Borrower's deposit accounts with Bank to

Third Amended and Restated Credit Agreement

pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.5.COLLATERAL.

(a)As security for all indebtedness and other obligations of Borrower to Bank arising under the Line of Credit under this Agreement and under the other Loan Documents (as herein defined), excluding all indebtedness and other obligations of Borrower to Bank arising under either Term Loan A or Term Loan B,  (i) Borrower grants, and shall cause each direct and indirect U.S. Subsidiary of Borrower to grant, to Bank security interests of first priority in all of Borrower's and such U.S. Subsidiary’s personal property located in the United States now owned and hereafter acquired, and (ii) Borrower grants to Bank a security interest in Borrower’s entire Inventory located in Mexico now owned and hereafter acquired (the “Mexico Inventory”) until such time as the Overadvance Sublimit expires and each Overadvance shall have been paid to Bank in full with no outstanding Event of Default.

(b)(i) As security for all indebtedness and other obligations of Borrower to Bank under  Term Loan A and this Agreement, excluding all indebtedness and other obligations of Borrower to Bank arising under either the Line of Credit or Term Loan B, Borrower hereby grants to Bank a Lien of not less than first priority on that certain real property located at 2201 Landmeier Road, Elk Grove Village, IL 60007 pursuant to the Mortgage and Assignment of Rents and Leases, dated January 8, 2010, as amended and otherwise modified from time to time (the “Elk Grove Mortgage”)  until such time as any and all amounts owing under Term Note A and any obligations related to Term Note A under this Agreement have been paid and satisfied in full, at which time the Elk Grove Mortgage shall be released,  and (ii) as security for all indebtedness and other obligations of Borrower to Bank under Term Loan B and this Agreement, excluding all indebtedness and other obligations of Borrower to Bank arising under either the Line of Credit or Term Loan A, Borrower hereby grants to Bank a Lien of not less than first priority on that certain real property located at 1901 South Street, Elgin, IL 60123 pursuant to the Mortgage and Assignment of Rents and Leases, dated October 24, 2013, as amended and otherwise modified from time to time (the “Elgin Mortgage” and together with the Elk Grove Mortgage, collectively referred to as the “Mortgage”) until such time as any and all amounts owing under Term Note B and any obligations related to Term Note B under this Agreement have been paid and satisfied in full at which time the Elgin Mortgage shall be released.

(c)All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.

(d)Borrower shall pay to Bank immediately upon demand the full amount of all reasonable out-of-pocket charges, costs and expenses (to include reasonable out-of-pocket fees paid to third parties), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Third Amended and Restated Credit Agreement

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2.AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith, including, without limitation, each document listed in Section 3.1(b) hereof (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.LITIGATION.  There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statement of Borrower dated April 30, 2014, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its domestic personal or real property or properties except in favor of Bank, equipment leases with Wells Fargo Equipment Finance, Inc., Associated Bank Leasing Division of Associated Bank, National Association, and CIT Finance LLC in each case as set forth in Schedule 5.3 hereto or as otherwise permitted by Bank in writing.

Third Amended and Restated Credit Agreement

SECTION 2.6.INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.PERMITS, FRANCHISES.  Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.OTHER OBLIGATIONS.  Borrower is not in default on any obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in Schedule 2.11 hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.REAL PROPERTY COLLATERAL.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby:

Third Amended and Restated Credit Agreement

(a)All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(b)There are no mechanics' liens or similar Liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such Lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the Lien thereon in favor of Bank.

(c)None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

(d)There is no pending, or to the best of Borrower's knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

SECTION 2.13.OFAC.  Neither Borrower nor any of its subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “PATRIOT Act”), (iii) is (a) a person or entity named on the list of “Specially Designated Nationals and Blocked Persons” maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time (any such country, a “Sanctioned Country”), or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (a “Sanctioned Person”), (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country that would result in a material violation of OFAC regulations.

ARTICLE III
CONDITIONS

Third Amended and Restated Credit Agreement

SECTION 3.1.CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)This Agreement.

(ii)The Line of Credit Note.

(iii)The Term Note A.

(iv)The Term Note B.

(v)Corporate Resolution: Borrowing.

(vi)Certificate of Incumbency.

(vii)Amended and Restated Security Agreement.

(viii)Mortgage and Assignment of Rents and Leases for the Elk Grove Property.

(ix)Mortgage and Assignment of Rents and Leases for the Elgin Property.

(x)First Modification of Mortgage and Assignment of Rents and Leases for the Elk Grove Property.

(xi)Second Modification of Mortgage and Assignment of Rents and Leases for the Elk Grove Property.

(xii)Third Modification of Mortgage and Assignment of Rents and Leases for the Elk Grove Property.

(xiii)The Non-Possessory Pledge Agreement covering the Mexico Inventory (the “Mexico Inventory Pledge Agreement”).

(xiv)Updated appraisal of Borrower’s Inventory by a third-party appraiser, which appraiser and the form and substance of which appraisal shall be satisfactory to Bank in its sole discretion.

(xv)Borrowing Base Certificate in the form of Exhibit A.

(xvi)Fax Transmission and Acceptance of Requests, Instructions, Documents and Information.

Third Amended and Restated Credit Agreement

(xvii)Such other documents as Bank may require under any other Section of this Agreement.

Borrower hereby affirms that each of the documents described in clauses (iii) through (vi), (viii) through (xii), (xiv) and (xvi) above has been duly executed and delivered to Bank and each is hereby ratified in its entirety and remains in full force and effect.

(c)Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d)Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, policies of marine cargo insurance, accounts receivable insurance and business personal property insurance, and policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property, as may be required by governmental regulation or Bank.

(e)Real Property Appraisals.  Bank shall have obtained, at Borrower's cost, an appraisal of all real property collateral required hereby, and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its discretion.

(f)Title Insurance.  Bank shall have received an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall require, insuring Bank's Lien on the real property collateral required hereby to be of first priority, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower.

(g)Phase I Environmental Survey.  A Phase I environmental survey of each of the Elk Grove Property and the Elgin Property, each in form and substance satisfactory to Bank; and

(h)Field Audit.  A completed field audit of Borrower covering areas customarily examined by Bank in form and substance satisfactory to Bank.

SECTION 3.2.CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with

Third Amended and Restated Credit Agreement

the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit, including without limitation, the following:

(i)For the issuance of a commercial letter of credit under any credit subject to this Agreement, Bank's standard Application for Commercial Letter of Credit.

(ii)For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank's standard Application for Standby Letter of Credit.

(c)Payment of Fees.  Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, during regular business hours, with a reasonable prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3.FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)not later than 120 days after and as of the end of each fiscal year, an unqualified audited consolidated and consolidating financial statement of Borrower, prepared by a certified public accountant acceptable to Bank in accordance with generally accepted accounting principles, to include balance sheet, income statement, and statement of cash flow;

(b)not later than 30 days after and as of the end of month, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement and statement of cash flow;

Third Amended and Restated Credit Agreement

(c)not later than 45 days after the end of each fiscal quarter, consolidated and consolidating financial statements of Borrower prepared by Borrower, to include balance sheet, income statement and statement of cash flow;

(d)not later than 25 days after and as of the end of each month, an inventory report showing the types, locations and unit or dollar values of all the inventory collateral, including all Mexico Inventory, an aged listing of accounts receivable to include both factored and unfactored accounts, an aged listing of account payable, a reconciliation of accounts and a signed statement from an officer of Borrower confirming that AbleMex, S.A. de C.V. (“Ablemex”) is not in default under its lease with Vesta Baja California, S. de R.L. de C.V (“Vesta”);

(e)contemporaneously with each annual and fiscal quarter end financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(f)as soon as available, but not later than twenty-five (25) days after the end of each month of each fiscal year, a Borrowing Base Certificate as of the last Business Day of the immediately preceding month in form and substance satisfactory to the Bank;

(g)from time to time such other information as Bank may reasonably request.

SECTION 4.4.COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5.INSURANCE.  Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6.FACILITIES.  Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide

Third Amended and Restated Credit Agreement

dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.LITIGATION.  Promptly give notice in writing to Bank of any material litigation pending or threatened against Borrower.

SECTION 4.9.FINANCIAL CONDITION.  Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's consolidated financial statements for the period ending October 31, 2014:

(a)Total Liabilities divided by Tangible Net Worth not greater than 2.00 to 1.00 at each fiscal quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and noncurrent liabilities less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

(b)Fixed Charge Coverage Ratio not less than 1.10 to 1.0 as of each fiscal quarter end, except for the fiscal quarters ending on January 31, 2015 and April 30, 2015 when the Fixed Charge Coverage Ratio shall not be less than 1.00 to 1.00, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as the aggregate of net profit after taxes plus interest expense, tax expense, depreciation expense, amortization expense, cash capital contributions minus dividends and distributions, divided by the aggregate of interest expense, tax expense, unfunded capital expenditure, the current portion of long-term debt, the current portion of capitalized lease payments, and the current portion of contingent consideration. In calculating the Fixed Charge Coverage Ratio, the denominator will be adjusted by adding thereto capital expenditures in the amount of (i) $5,000,000 for the fiscal quarters ending October 31, 2014, January 31, 2015 and April 30, 2015, (ii) $3,500,000 for the fiscal quarter ending July 31, 2015 and (iii) $2,500,000 for the fiscal quarter ending October 31, 2015.

(c)Net profit after taxes of not less than $1.00 as of each fiscal quarter end on a rolling 4-quarter basis.

SECTION 4.10.NOTICE TO BANK.  Promptly (but in no event more than ten (10) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or the occurrence of any loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's domestic property that is reasonably estimated to involve a loss of more than $25,000.00 that is not covered by insurance.

SECTION 4.11.COLLATERAL AUDITS.  Permit Bank to audit all Borrower's collateral required hereunder, with such audits to be performed from time to time at Bank's

Third Amended and Restated Credit Agreement

option by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank's costs and expenses of each audit to be reimbursed in full by Borrower.  Bank shall not be required to share the results of the audit(s) with Borrower or any third party.

SECTION 4.12.STOCK PLEDGES.  On or before October 1, 2013, Borrower shall have delivered to Bank documentation in form and substance satisfactory to Bank, including amendments or acknowledgments to existing pledge agreements, evidencing Borrower's pledge of 65% of its equity ownership interests in each of Standard Components de Mexico SA de C.V., Ablemex, and Digital Appliance Controls de Mexico, S.A. de C.V. (“DAC”) in Mexico, Wujiang SigmaTron Electronics Co., Ltd. in The People's Republic of China, and Spitfire Controls (Cayman) Co. Ltd. in the Cayman Islands (“Cayman”).  To the extent applicable, Borrower shall also provide evidence satisfactory to Bank that the necessary approvals have been obtained and registration of such documentation has occurred in each jurisdiction. After the date hereof, upon Bank’s request, in its sole discretion, Borrower shall promptly deliver to Bank any and all confirmations, affirmations, re-affirmations, acknowledgements and such other documents, as appropriate, evidencing and/or affirming the pledge agreements delivered pursuant to this Section 4.12 and the pledge of the equity ownership interests thereunder.

SECTION 4.13.REAL PROPERTY TAX COMPLIANCE.  Borrower shall provide evidence of payment of real property taxes on the Elk Grove Property within fifteen (15) days of the due date for each installment thereof.

SECTION 4.14.KNOW YOUR CUSTOMER.  Borrower shall promptly upon the request thereof, deliver to Bank such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by Bank.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.  Notwithstanding the foregoing, Borrower may make a tender offer to purchase and consummate the purchase of 396,000 outstanding options from employees and directors of Borrower at an aggregate purchase price not exceeding $400,000 and may use the proceeds of the Line of Credit to pay for part or all of such aggregate purchase price.

SECTION 5.2.[Intentionally Omitted].

Third Amended and Restated Credit Agreement

SECTION 5.3.OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans, guaranties, or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, Wells Fargo Equipment Finance, Inc., and Associated Bank Leasing Division of Associated Bank, National Association, in each case, as set forth in Schedule 5.3 hereto, and up to $7,000,000.00 at any time outstanding to CIT Finance LLC for capitalized lease obligation(s) (as determined in accordance with generally accepted accounting principles consistently applied, except as may be modified by the Financial Accounting Standards Board only with respect to capitalized leases (each such obligation, a “Capital Lease”)) incurred after the date hereof, entered into during Borrower's fiscal year ending April 30, 2015, (b) the liabilities of Borrower to Vesta pursuant to a lease guaranty on behalf of Ablemex, provided that the lease guaranty shall be in form and substance satisfactory to Bank and shall contain a subordination clause and third-party reliance language in favor of Bank, provided further that Borrower shall not amend or modify the lease guaranty without the written consent of Bank, such consent not to be unreasonably withheld or delayed, provided further that the lease guaranty shall be limited to a maximum aggregate amount of $3,200,000.00 at all times, and (c) any other liabilities of Borrower existing as of, and disclosed Bank prior to, the date hereof.

SECTION 5.4.MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as a worldwide seller of electronic products and services; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business. (a) Notwithstanding the foregoing, Borrower may sell Electrolux Home Products, Inc. accounts receivable to Deutsche Bank AG, New York Branch in accordance with the terms of the DB-Supplier Finance Agreement (defined below), as acknowledged pursuant to that certain Acknowledgement, Consent and Release Agreement dated as of December 1, 2011 executed by Bank, Borrower and Deutsche Bank AG, New York Branch, as the same may be amended, supplemented or otherwise modified from time to time. When used herein, the term “DB-Supplier Finance Agreement” shall mean that certain agreement (including all annexes, reference guides referred to therein, and the special terms and conditions related to the furnishing of Supplier Financing Services) pursuant to which Borrower will sell to Deutsche Bank AG, New York Branch certain accounts receivable owed to Borrower by Electrolux Home Products, Inc., as the same may be amended, supplemented or otherwise modified from time to time.  (b) Further notwithstanding the foregoing, Borrower may discharge and release the account receivable of Spitfire Control, Inc., an Illinois corporation (“Spitfire”), in connection with the consummation of the transactions contemplated by that certain Purchase Agreement dated May 31, 2012 (the “Spitfire Acquisition Agreement”), of Borrower, as buyer, and Spitfire, as seller, a true, complete and executed copy of which agreement, including all schedules and exhibits thereto, has been delivered to Bank. (c) Further notwithstanding the foregoing, Borrower may sell certain accounts receivable owed to Borrower by Whirlpool Corporation to Bank in accordance with the terms of the Accounts Receivable Purchase Agreement dated as of October 11, 2012 between Bank, as Financial Institution, and Borrower, as Supplier, the Supplier Agreement dated as of October 11, 2012 between Borrower, as Supplier, and PrimeRevenue, Inc., as PrimeRevenue, and all related agreements (including all annexes, exhibits, schedules and reference guides referred to in any of the foregoing), as any of the same may be amended,

Third Amended and Restated Credit Agreement

supplemented or otherwise modified from time to time. (d) Further notwithstanding the foregoing, Borrower may sell certain accounts receivable owed to Borrower by Electrolux Home Products, Inc. to UBI in accordance with the terms of an accounts receivable purchase agreement and all related agreements (including all annexes, exhibits, schedules and reference guides referred to in any of the foregoing), as any of the same may be amended, supplemented or otherwise modified from time to time.

SECTION 5.5.LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except any of the foregoing (a) existing as of, and disclosed to Bank prior to, the date hereof or (b) in an amount not to exceed $100,000.00 in the aggregate.  Further notwithstanding the foregoing, as a consequence of the consummation of the transactions contemplated under the Spitfire Acquisition Agreement, Borrower may acquire the equity and certain inter-company indebtedness of and otherwise make loans to or investments in DAC, Cayman and Cayman’s wholly owned subsidiary, Spitfire Controls Vietnam Co., Ltd., a Vietnam corporation, and thereafter, revise the terms of such acquired indebtedness or convert to equity a portion or all of such acquired indebtedness, or both, and further may convert retained earnings in a Subsidiary that is not a U.S. Subsidiary to capital.

SECTION 5.6.DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding, and Borrower shall provide to Bank, upon request, any documentation required by Bank to substantiate the appropriateness of amounts paid or to be paid.

SECTION 5.7.LIMITATION ON LIENS.  Borrower shall not, and shall not suffer or permit any U.S. Subsidiary to, including, without limitation, following the expiration of the Overadvance Subfacility, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)Any Lien created under any Loan Document;

(b)Any Lien in favor of Bank, Wells Fargo Equipment Finance, Inc., Associated Bank Leasing Division of Associated Bank, National Association, CIT Finance LLC, any lessor party to a Capital Lease secured solely by property financed under such Capital Lease, or which is existing as of, and disclosed to Bank in writing prior to, the date hereof;

(c)Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non‑payment thereof is permitted by Section 4.7, provided that no notice of lien has been filed or recorded under the Internal Revenue Code of 1986, and regulations promulgated thereunder;

(d)Carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty;

Third Amended and Restated Credit Agreement

(e)Liens (other than any Lien imposed by ERISA other than as a result of any action or inaction taken by Borrower) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)Liens on the property of Borrower or its U.S. Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens in the aggregate at any time outstanding for Borrower and its Subsidiaries do not exceed $100,000;

(g)Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for Borrower and its U.S. Subsidiaries do not exceed $100,000; and

(h)Easements, rights‑of‑way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of Borrower and its U.S. Subsidiaries.

(i)In connection with the sale of the receivables permitted in Section 5.4 above, Borrower is authorized to permit Deutsche Bank AG, New York Branch to file precautionary financing statements against Borrower in accordance with the terms of that certain Acknowledgment, Consent and Release Agreement dated as of December 1, 2011 executed by Bank, Borrower and Deutsche Bank AG, New York Branch and to permit the purchasers party to the agreements referenced in Sections 5.4(c) and 5.4(d) above to file UCC financing statements against Borrower reflecting the interests of such purchasers in the corresponding receivables.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days after notice from Bank of its occurrence.

Third Amended and Restated Credit Agreement

(d)Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any material contract, instrument or document (other than any of the Loan Documents) binding on Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including to Bank.

(e)Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)The filing of a notice of judgment lien in excess of $50,000.00 against Borrower or any Third Party Obligor; or the recording of any abstract of judgment in excess of $50,000.00 against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, in excess of $50,000.00 against the assets of Borrower or any Third Party Obligor; or the entry of a judgment in excess of $50,000.00 against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and is not vacated or dismissed within 60 days after the filing thereof.

(g)There shall exist or occur any event or condition that Bank in good faith believes impairs the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h)The death or incapacity of Borrower or any Third Party Obligor if an individual.  The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor and such action is not dismissed within 60 days after the commencement thereof.

(i)The withdrawal, resignation or expulsion of anyone or more of the general partners in Borrower; or any change in control of Borrower or any entity or combination of

Third Amended and Restated Credit Agreement

entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members' equity or other ownership interest (other than a limited partnership interest) of Borrower.

(j)The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in any real property collateral required hereby.

(k)Any default or event of default, however defined, shall occur under the lease between Ablemex and Vesta.

SECTION 6.2.REMEDIES.  Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	SIGMATRON INTERNATIONAL, INC.
2201 Landmeier Road
Elk Grove Village, IL 60007
Attn: Linda K. Frauendorfer, CFO

With a copy to:	Henry J. Underwood
Howard and Howard Attorneys PLLC
200 South Michigan Avenue

Third Amended and Restated Credit Agreement

Suite 1100
Chicago, IL 60604

BANK:	WELLS FARGO BANK NATIONAL ASSOCIATION
10 South Wacker Drive, 17th Floor
Chicago, IL 60606

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) business days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all reasonable out-of-pocket payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include reasonable outside counsel fees), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding that may be awarded in favor of Bank or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business or any collateral required hereunder; provided that any information provided to Bank by Borrower and identified by Borrower as material non-public information shall not be disclosed to the prospective assignee or participant unless and until the prospective assignee or participant has agreed in writing for the benefit of Borrower to maintain the confidentiality of such non-public information.

SECTION 7.5.ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

Third Amended and Restated Credit Agreement

SECTION 7.6.NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, but giving effect to federal laws applicable to national banks.

SECTION 7.11.ARBITRATION.

(a)Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Chicago, Illinois selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a

Third Amended and Restated Credit Agreement

waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession to the extent permitted under applicable law; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Illinois or a neutral retired judge of the state or federal judiciary of Illinois, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Illinois and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Illinois Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any

Third Amended and Restated Credit Agreement

Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties

SECTION 7.12.USA PATRIOT.  Bank hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and any subsidiary guarantor, which information includes the name and address of Borrower and each subsidiary guarantor and other information that will allow Bank to identify Borrower or such subsidiary guarantor in accordance with the PATRIOT Act.

SECTION 7.13.AMENDMENT AND RESTATEMENT.  This Agreement amends and restates and supersedes and replaces any prior Agreement between the parties hereto with respect to the subject matter hereof.  Borrower hereby acknowledges and agrees that this amendment and restatement of the Original Credit Agreement does not effectuate a novation or extinguishment of the obligations under the Original Credit Agreement, but rather an amendment and restatement of all the obligations under the Original Credit Agreement.

[Signature page follows.]

Third Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

SIGMATRON INTERNATIONAL, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Linda K. Frauendorfer	By: /s/ Matthew P. Soper
Title: Chief Financial Officer	Title: Vice President

Third Amended and Restated Credit Agreement